Exhibit 10.8
PERSONAL AND CONFIDENTIAL
August 8, 2007
Kevin Thornton
802 Regal Court
Highland Village, Texas 75077
Dear Kevin,
We are delighted to present to you this offer of employment with Corel Inc. as our Senior Vice President, Sales and Marketing, Americas.
The details of your employment are:
1. Title: Senior Vice President, Sales and Marketing, Americas, reporting to the Chief Operating Officer.
2. Place of Work: Your primary place of employment will be remote in Dallas, TX, however, you will be required to travel frequently to Ottawa, Canada as well other domestic and international locations as required to meet the business needs.
3. Term: Subject to Section 7 below, you will be employed for an indefinite period commencing September 1, 2007.
4. Compensation:
A base salary equivalent to US $264,000 per annum, (subject to tax and other withholdings) subject to annual review and adjustment by the Board. You would also be eligible to participate in our Annual Incentive Plan (AIP) for executives and your target incentive under this program will be US $176,000 (subject to tax and other withholdings). The targets would be set annually by the Board in consultation with you.
For fiscal year 2007, your AIP will be paid out at the 100% Payout level prorated for the period you are employed during fiscal year 2007. For fiscal year 2008, your AIP will be paid out at 100% Payout level for the Q1 (first quarter) period.
In addition, Corel will provide to you a one-time hiring bonus in the amount of $35,000 US (subject to tax and other withholdings) to be paid out upon submission of documentation referencing the bonus plan structure of your previous employer. This amount will be payable on the first pay date following September 28, 2007. Should you voluntarily leave your employment with Corel within the first six (6) months of commencing employment, monies paid to you shall become refundable to Corel. This refund obligation will reduce on a straight line basis over the six (6) month period.

5. Stock Options
At the next Board of Directors meeting, following your date of hire, your recommended stock option grant of 40,000 options will be presented for approval. These options would vest according to the terms of the plan which provides vesting of 10,000 of these options on the first anniversary following the date of grant and thereafter, 2500 options shall vest at the end of each quarter until all said options are fully vested. These options are governed by the Corel Corporation Equity Incentive Plan (“the Plan”), as it may be amended from time to time.
In addition to your new hire grant, we wish to confirm that, as an executive at Corel, you will be eligible to participate in our annual key performer grant program. Grants under this program are discretionary and determined annually and presented to the Board of Directors for approval. A prescribed date for this grant has not been set, however our intent is to have these grants approved and distributed to employees before the end of April each year. Nothing in this agreement or otherwise shall constitute any agreement that you will in fact receive a key performer grant.
6. Group Benefits, 401k and Vacation Plan
As a regular full-time employee, you shall be eligible to participate in our group benefits plans, 401k, and vacation plan, effective from your date of hire, in accordance with the established practices and policies of Corel and our benefit carriers.
You will be provided with a summary of our current US group benefits and 401k including pricing. It is important that you understand the details provided to ensure you have adequate coverage. Please feel free to contact your local Human Resources Advisor if you have any concerns about coverage for pre-existing conditions.
Your vacation entitlement will start at twenty (20) days per calendar year, pro-rated from date of hire.
7. At Will Employment
Employment with Corel will be in an at-will capacity, meaning that either you or Corel would be able to end your employment at any time for any reason or no reason with or without advance notice. Neither this Agreement nor any other oral statements, policies or procedures constitute an express or implied contract of employment or an agreement of any specific duration or otherwise limit Corel’s right to terminate your employment and this agreement without notice or, except as expressly set out in this section, without payment, compensation, benefit or other consideration. Your at-will status will not be altered except in writing and signed by Corel’s Vice President, Human Resources.
In the event your employment is terminated by Corel without Cause, provided that you execute a Full and Final Release in a form to be provided by Corel, you will receive:
(a) a payment equivalent to six (6) months of Base Pay plus six (6) months AIP calculated as if the AIP was earned at the 100% payout level, prorated for said six (6) month period; and
(b) family COBRA coverage for medical and dental for a period of twelve (12) months. If, prior to completion of the twelve (12) month period following the termination you commence a position with another employer, or become self-employed, then the COBRA coverage will end.
For the purposes of the foregoing “Cause” means:

(i)	theft, fraud, dishonesty or willful misconduct by you in connection with your duties or involving the property, business or affairs of the company;

(ii)	any breach of the Corel Code of Business Conduct and Ethics;

(iii)	any material breach of any other Corel policy or procedure;

(iv)	a breach by you, in any material respect, of this employment agreement;

(v)	any restriction on your ability to travel freely and without difficulty to and between the USA, Canada, Taiwan and Japan; or

(vi)	any conduct that would be determined by the courts of Texas to constitute misconduct.
8. Confidentiality Obligations and IP Assignment:
You agree to preserve the confidentiality of Corel information and to assign any industrial and intellectual property rights you may have or acquire to Corel in accordance with the provisions of Schedule A attached hereto.
9. Non-Solicitation Obligations:
You agree that, during the period of employment with Corel, and in the event of the termination of your employment for any reason whatsoever within one (1) year of the date of such termination, you will not indirectly or directly, by any means in any capacity, approach, solicit, or contact in the course of being engaged in a business competitive with Corel or attempt to direct away from Corel:
(i) any client or potential client of Corel with whom you had dealings during the term of your employment with Corel;
(ii) any client or potential client made known to you by Corel during the term of your employment, or in any manner assist any person in any of the foregoing activities.
You agree that during the period of your employment by Corel, and in the event of the termination of your employment for any reason whatsoever within one (1) year of the date of such termination, you will not, directly or indirectly, attempt or agree to train, recruit or solicit any person employed by Corel to provide services to yourself or any person who engages in a business similar to the business of Corel or in any manner assist any person in any of the foregoing activities.
10. Non-Competition
You agree that during the period of your employment, and in the event of the termination of your employment for any reason whatsoever within one (1) year of the date of such termination, you will not, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, director, officer, manager, trustee, owner, partner, stockholder, limited partner, joint venturer, independent contractor, other investor or in any other capacity invest in, undertake, carry on, be engaged in, be concerned with, have a financial interest in, advise, lend money to, guarantee the debts or obligations of or permit your name or any part thereof to be used or employed by or associated with any person or entity engaged in, concerned with or interested in, directly or indirectly, an undertaking or business anywhere in the world which is engaged in a business in competition with Corel, other than (1) an investment of not more than five percent (5%) of the stock, equity or other ownership interests of any person or entity whose applicable securities are publicly traded; and/or (2) as an employee, where the employer and any affiliate of the employer carries on an undertaking or business (and you are not directly and/or actively involved in that undertaking or business) in competition with Corel and that undertaking or business amounts to less than 5% of the annual net revenue of the employer and any affiliate, on a consolidated basis.
11. Employer Policies and Regulations: You agree to abide by Corel’s policies and regulations, as established from time to time including the Network Use and Security Policy which is attached hereto as Schedule B.
12. Applicable Law: This agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of the State of Texas.
13. Entire Agreement: This agreement contains the entire understanding and agreement between the parties hereto with respect to your employment and any and all previous agreements and representations, written or oral, express or implied, between the parties hereto or on their behalf, are hereby void. No amendment or variation of any of the provisions of this agreement shall be valid unless made in writing and signed by each of the parties hereto.
14. Severability: In the event that any provision herein or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal or unenforceable provision.
15. Corel Affiliates
For the purposes of sections 8, 9, 10, and 11 herein the term “Corel” shall include any other company which is an affiliate of Corel, including, without limitation, Corel Corporation.
*          *          *
It is important to us that you fully understand all of the details of your employment, including the benefits, any benefit limitations, and services that are available to you. All the attached documents need to be completed and processed prior to your start date and as a condition of your employment. Please note that this offer is also contingent upon Corel’s receipt of a clean report from our third party verification agency. To indicate your acceptance of this offer, please initial each page and sign below; then return the originals by mail to Corel Corporation, 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 to Tracey Clements, HR Advisor in Human Resources and fax a copy to (613) 761-1146. If you have any questions, please feel free to contact Tracey directly at 613-728-0826 x1738.
Kevin, we are convinced that your skills and experience are a terrific match for this position and that your contribution and commitment with Corel will be rewarding. I look forward to working with you.

Best Regards,
/s/ DAVID DOBSON
David Dobson
CEO
I, Kevin Thornton, acknowledge that I am aware of my right to obtain independent legal advice before signing this agreement (including Schedule B) and have either received such advice or chosen not to seek such advice. I acknowledge and agree that I have read and fully understand this agreement and agree that all such terms are reasonable and that the I sign this agreement freely, voluntarily and without duress.

/s/ KEVIN THORNTON	August 9, 2007

Kevin Thornton (signature)	Date
Schedule A
CONFIDENTIAL INFORMATION
               1. You acknowledge that you may, in your capacity as an employee of Corel, from time to time receive Confidential Information of Corel which Corel wishes and is entitled to protect. You understand that “Confidential Information” includes, but is not limited to, any part of the computer systems, software source code, system logic, systems, marketing plans, patents, trade secrets, know-how, technical expertise, financial information, product information, customer information, your remuneration package and other information relating to the business of Corel, whether verbal or written, regardless of the form or medium, with respect to the business of Corel, as well as all proprietary and other information of a confidential nature which is provided to Corel by third parties.

2. You agree that you will hold the Confidential Information in trust and confidence for Corel, and that you will not disclose the Confidential Information to any person or entity without the prior written approval of Corel or use the Confidential Information for any purpose other than the specific purposes required by your duties with Corel.
3. You agree that you will not copy the Confidential Information without Corel’s written permission or as required by your duties with Corel. You agree that you will not remove any Confidential Information from Corel’s premises without the express permission of Corel. If Corel requests, you will immediately return all Confidential Information in your possession or control to Corel.
4. You agree that you will advise Corel promptly of any information known to you prior to your employment with Corel which could be included as Confidential Information but which you consider to be excluded from the provisions of this agreement.
5. You acknowledge that the disclosure or use of Confidential Information by you contrary to the terms of this agreement will cause Corel irreparable harm, for which damages may not be adequate compensation and acknowledge that Corel may apply for equitable relief, including an injunction, in order to stop any breach or threatened breach by you of this agreement. You are required to notify Corel immediately of any breach of your obligations under this agreement which comes to your attention.
6. The obligations of confidentiality hereunder shall not apply to any information that (a) is or becomes information in the public domain without any act or omission by you, (b) was in your possession free of any obligation of confidentiality before being disclosed to you by Corel, or 8 was disclosed to you by a third party without breach by such third party of any obligation to keep such information confidential. You agree to disclose any information which you believe is qualified by this paragraph before acting upon it.
7. You understand and acknowledge that the obligations of confidentiality and non-disclosure contained in this agreement shall continue in full force and effect notwithstanding the termination of your employment with Corel and that you must continue to observe these obligations when seeking new employment.
INDUSTRIAL AND INTELLECTUAL PROPERTY
8. You acknowledge that all improvements, inventions, know-how and discoveries, technology, patents, copyrightable materials, computer programs, designs, documentation, processes, techniques or procedures in any way related to Corel’s business which are developed, invented, or written by you alone or together with others, including all derivative works, during the course of your employment with Corel, or at any time using Confidential Information (“Developments”) are the exclusive property of Corel.
9. You agree that you will fully disclose all Developments to Corel and you hereby waive all your moral rights in all Developments as of the moment they are created and transfer all your interest in all Developments, including all derivative works, exclusively to Corel on a world-wide, royalty-free basis as of the moment they are created and, as required by Corel, will protect Corel’s interest in such Developments. You agree to execute any documents which Corel feels are necessary, at Corel’s expense, to enable Corel to apply for or enforce its patent, copyright, industrial design, trademark right, or any other industrial or intellectual property rights in the Developments.

10. You acknowledge that you are not a party to any prior agreements which have created, or which could create in any third party rights which are or could become inconsistent with your obligations herein, and you agree that you will fully disclose to Corel at your earliest opportunity any such prior agreements as well as any claims made or notices provided by a third party which allege any such agreement or interest.
11. You acknowledge that, from time to time, Corel uses the image, likeness, voice or other representation of its employees in connection with the production of corporate reports, advertising and promotional materials, and training videos. You hereby agree that if, during the course of your employment, you participate in such productions, Corel may use your image, likeness, voice or other representation in perpetuity, in all media and in all territories for the purposes described above without further compensation to you.
12. You are required to devote your whole working time and attention to your employment. You will not, during the term of your employment, perform work or services for any competitor of Corel. As well, you will not, during your employment with Corel, compete directly or indirectly with Corel.
13. You understand that a failure by Corel to enforce any particular provision of this agreement is not to be considered a waiver of any of its rights and will not release you of any responsibility for performance under this agreement.
14. The various sections of this agreement are independent and the invalidity of any one particular clause will not affect the enforce ability of the other provisions of this agreement.
I have read, I understand, and I hereby agree to comply with the above terms and conditions of employment with Corel Inc.

Signed:	/s/ KEVIN THORNTON	August 9, 2007

	Kevin Thornton	Date

Schedule B
NETWORK USE & SECURITY
     The purpose of this policy is to establish guidelines for the proper use of computer network resources by employees and to increase the overall security of our computer network, including the Internet and all software, hardware, related equipment and/or services (the “Network”). Improper use of the Network by you can expose yourself and Corel to potential civil and criminal penalties, litigation, embarrassment and adverse publicity. Further, the use of unauthorized software on the Network can compromise Network performance or unduly complicate the work of Corel’s MIS department. Accordingly, it is important that all employees be familiar with and abide by the terms of this policy.
     By using the Network, you acknowledge and agree that:
     The Network is owned by Corel Inc, its parent, subsidiaries and/or affiliates (“Corel”). It is to be used:
$	only by you; and,

$	primarily for authorized business purposes that are directly related to your work for Corel.
You may make personal use of the Internet, provided that such personal use does not interfere with your ability to perform your job and does not otherwise offend this policy; however you should have no expectation as to privacy with respect to any use of the Internet or the Network.
Corel has the right and ability to monitor any and all aspects of your use of the Network, including, but not limited to, monitoring sites that you visit on the Internet and the material contained in your files and e-mail. Current auditing technology allows Corel to conduct a detailed Internet audit which includes tracking the Internet sites that you visit and identifying Corel employees who visit certain sites. Anything you create, store, send, post or otherwise access and/or transmit via the Network should not be considered private. Your use of passwords, access codes, account numbers or other Network-related authorizations does not necessarily ensure privacy.

You are responsible for using the Network in an ethical and lawful manner, including as follows:
Your use of the Network must comply with all relevant intellectual property laws, inclusive of copyright and the terms and conditions of third party software license or Network-related agreements to which you or Corel are a party. Without limiting the foregoing, you are not to knowingly use the Network (I) to operate software that has been copied illegally; and/or (ii) to transmit software to third parties without written authorization from your Director. Software that is licensed to you personally may not be used on the Network without the prior written authorization of your Director.
You are not to use the Network to create, store, send, post or otherwise access and/or transmit inappropriate, offensive and/or illegal material, including but not limited to, harassing, embarrassing, sexually explicit and pornographic material (collectively referred to “Inappropriate Material”). Participation in chat groups, discussion groups, newsletters and/or other public forums that contain or make reference to Inappropriate Material is similarly prohibited. Should you encounter Inappropriate Material on the Network, you agree to report it to the Human Resources Department. Should you mistakenly access Inappropriate Material, you agree to advise the Human Resources Department.
You will not use the Network to knowingly make or disseminate any defamatory, negligent or other similar statements.

     You have an obligation to safeguard the Network’s integrity and security. You are responsible for all transactions and transmissions made using your password, unless your password was illegally obtained by a third party. You agree to not disclose confidential passwords, access codes, account numbers or other Network-related authorizations that are assigned to you from time to time. You are not to destroy, password protect, encrypt or remove software or data without prior written authorization from your Manager. You may be required to disclose your password or assist with the decryption of a file to allow access by authorized Corel employees. You agree not to attempt to access or use the Network through the use of another users I.D. or password or to otherwise misrepresent yourself as another user of the Network.
Remote access privileges are for Corel employees only. Any access by a third party (such as a friend, spouse or roommate) will result in immediate withdrawal of all remote access privileges and may result in further disciplinary action.
You acknowledge and agree that, from time to time, Corel may provide you with notice of changes to this policy’s terms and conditions and that such changes shall be binding upon you.

Violation of this policy may result in disciplinary action, including dismissal for cause, and/or subject you to penalties or civil, criminal and/or copyright proceedings. Corel will cooperate fully with local, provincial, state and federal officials in any investigation that is Network-related.
ACKNOWLEDGMENT
I hereby acknowledge receiving and reading a copy of the above Corporate Policy — Network Use and Security on the date indicated below and I agree to abide and be bound by the above terms and conditions, as amended from time to time.

/s/ KEVIN THORNTON	August 9, 2007

Kevin Thornton	(date)